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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K


             Current Report Pursuant to Section 13 or 15 (d) of the
                        Securities Exchange Act of 1934

               Date of Report (Date of Earliest Event Reported):
                                 June 11, 1997


                           HYDRON TECHNOLOGIES, INC.
             (Exact name of Registrant as specified in its charter)

                         Commission File Number 0-6333


           New York                                             13-1574215
-------------------------------                            -------------------
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                             Identification No.)



                  1001 Yamato Road, Boca Raton, Florida 33431
                    (Address of Principal Executive Offices)



                                 (561) 994-6191
              (Registrant's Telephone number, including area code)


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Item 5. Other Events

Agreement With QVC

         On June 11, 1997, Hydron Technologies, Inc. ("HyTech") entered into the Second Amendment to License Agreement (the "Amended Agreement") with QVC, Inc. ("QVC").

         Under the Amended Agreement, QVC has agreed to conduct three (3) sampling test programs within 90 days of the execution and delivery of the Amended Agreement. QVC's right to receive royalty payments from HyTech on upscale retail sales is conditioned upon QVC making purchases of $12.5 million of Hydron brand consumer products subsequent to May 31, 1997. QVC has scheduled a monthly program featuring Hydron products, and has agreed to provide HyTech 90 days notice if it cancels that program.

         The term of the Amended Agreement was extended for one year, commencing as of June 1, 1997, and the Amended Agreement now permits QVC to maintain its exclusive rights if QVC purchases certain escalating minimum quantities of product over a two-year term ending May 31, 1999, $12.5 million for the annual period ending May 31, 1998 and $30.0 million for the two (2) year period ending May 31, 1999. QVC has no obligation to purchase Hydron brand consumer products under the Amended Agreement. The Amended Agreement renews automatically for additional two-year terms as long as the annual minimum purchase levels are met. No assurances can be given that QVC will meet such escalating minimum purchase levels in order to maintain its exclusive rights.

Dividend Declaration and Stock Repurchase Authorization

         On June 12, 1997 the Board of Directors of HyTech, in addition to declaring its regularly scheduled quarterly cash dividend of $.025 (two and one-half cents) per share for shareholders of record on June 26, 1997 and payable on July 3, 1997, authorized the repurchase of up to 1,000,000 shares of common stock of HyTech from time to time in the open market through March 31, 1998. As of June 16, 1997, HyTech had 24,776,816 shares of common stock issued and outstanding, and the closing price, as reported by The Nasdaq Stock Market (National Market System), was $1-25/32.

Item 7. Financial Statements and Exhibits

         The following exhibit is filed herewith:

10.50 Second Amendment to License Agreement dated June 11, 1997, between Hydron Technologies, Inc. and QVC, Inc.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused and authorized this report to be signed on its behalf by the undersigned.

Dated:  June 17, 1997

                                                     Hydron Technologies, Inc.


                                                     By: /s/ Harvey Tauman
                                                        ----------------------
                                                     Harvey Tauman, President



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